Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES EXPLORES POSSIBLE JOINT VENTURE OPPORTUNITIES

IN ITS EAST TEXAS/NORTH LOUISIANA AND APPALACHIA OPERATING AREAS

DALLAS, TEXAS, July 16, 2008…EXCO Resources, Inc. (NYSE: XCO) today announced that it has engaged Goldman, Sachs & Co. to explore possible joint venture opportunities with various interested parties to enhance exploitation and development of its East Texas/North Louisiana and Appalachia operating areas.

EXCO’s reserves in East Texas/North Louisiana include over 2.7 Tcfe of proved, probable and possible (3P) reserves, of which 1.1 Tcfe is proved.  EXCO’s East Texas/North Louisiana interests also include 292,000 net acres, 255 Mmcfe/d of net production, and over 3,000 undrilled Cotton Valley, Hosston and other conventional locations.  EXCO’s acreage includes over 115,000 net acres which are prospective for the Bossier/Haynesville shale.  Based on 80-acre spacing, this shale acreage could contain over 1,400 drilling locations with substantial unbooked reserve potential.

EXCO’s 3P reserves in Appalachia exceed 1.1 Tcfe of reserves of which 0.6 Tcfe is proved.  EXCO’s Appalachia region includes 1.1 million net acres, 60 Mmcfe/d of shallow production, over 8,100 shallow drilling locations and nearly 400,000 net acres of Marcellus shale potential of which 117,000 net acres are also prospective for the Huron shale.  Based on 80-acre spacing, the shale acreage could contain 6,400 drilling locations with substantial unbooked potential.

EXCO also has substantial midstream assets in East Texas/North Louisiana which currently gather and transport in excess of 500 Mmcf/d of natural gas.

The possible joint venture transactions could include a sale of up to 50% of EXCO’s reserves, production, acreage and other interests in either or both areas, with a joint development program to be conducted with the potential partner or partners.  A separate joint venture is contemplated for the East Texas/North Louisiana midstream assets.  EXCO anticipates using cash proceeds from any such transaction to reduce debt, help fund the exploitation and development of its shale potential and for other general corporate purposes.

There is no assurance that this joint venture process will result in EXCO changing its current business plan, pursuing a particular joint venture or other transaction or completing any such transaction.  EXCO does not expect to update the market with any further information on the joint venture process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: proposals received from potential joint venture partners, acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.  EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use the terms “probable,” “possible,” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.  While we believe our calculation of unproved drillsites and estimations of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.  Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2007 available on our website at www.excoresources.com under the Investor Relations tab or by calling us at 214-368-2084.